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EXHIBIT 99


             AP HENDERSON GROUP ANNOUNCES LETTER OF INTENT WITH NEW
                             SLIDEVIEW CORPORATION


AP Henderson Group (APHG.PK) has entered into a Letter of Intent with the new Slideview Corporation ("Slideview Corporation"), of Nevada to commercialize the Slideview patents currently held by AP Henderson's wholly owned subsidiary, Slideview Corp. of Oklahoma Slideview Corp.). Slideview Corp.'s patents create an innovative multi-screen laptop notebook Computer screen design called "X-PANELS"(TM). The targeted closing date for the transaction is September 30th 2005.

Under the Letter of Intent, Slideview Corporation will purchase the Slideview Corp. patents in consideration of Slideview Corporation's stock and warrants. Each current shareholder of AP Henderson will be entitled to receive on a pro rata basis one share of the voting common stock of Slideview Corporation for each voting common share of AP Henderson owned at the time of the closing of the Asset Purchase Agreement Each Shareholder of AP Henderson will also be entitled to receive one warrant to purchase the common stock of Slideview Corporation for each four shares of AP Henderson common stock owned at the time of the closing of the Asset Purchase Agreement. The strike price of the warrants shall be no lower than $0.50 and no higher than $1.25, as shall be determined in good faith by the Board of Directors of New Slide View. The Slideview Corporation's stock and warrants to be issued in consideration of this transaction may be issued into a trust or held in escrow for the benefit of AP Henderson stockholders pending registration of such stock with the Securities and Exchange Commission at the discretion of the AP Henderson Board.

Management of Slideview Corporation's will consist of Raymond Robin (CEO) and Chris McDonald (President and Director of Marketing and Sales). McDonald was the co-founder and co-developer of the Slideview Technology. Two appointees by AP Henderson shareholders will serve as directors on the Slideview Corporation Board. Certain AP Henderson shareholders, officers and directors of AP Henderson will lock up their stock for eighteen months and give limited proxy rights to the management of Slideview Corporation.

Slideview Corporation has committed to raise an initial funding of $1-3mm. The funding will be used to build the Slideview(TM) prototype, and engage in manufacturing and distribution of Slideview(TM) technology. Slideview Corporation has also committed to appropriately register the New Slideview stock, to be distributed to the AP Henderson shareholders, with the SEC.

AP Henderson's Board of Directors believes the transactions approved in the Letter of Intent are in the best interests of AP Henderson shareholders because they will allow a better opportunity to raise capital to commercialize the Slideview patents and give additional registered stock of Slideview Corporation to AP Henderson shareholders. AP Henderson's Board approved the Slideview Corporation's transaction following the rescission of two foreign mergers last


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year. The Board requests that any investor familiarize itself with AP
Henderson's current SEC reports and notes that in any person relying on or using in any manner the information contained such reports in making an investment decision does so at its own risk.

Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ from those expressed or implied.